Exhibit 10.10
AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), entered into and effective as of July 1, 2009 (the “Amendment Date”), is between Main Street Capital Corporation, a Maryland corporation (the “Company”), and David L. Magdol, a resident of Harris County, Texas (the “Executive”). Capitalized terms used but not defined in this Amendment have the meanings given them in the Employment Agreement (defined below).
RECITALS
A. The Company and the Executive have entered into that certain Employment Agreement dated as of the date of the consummation of the initial public offering of common stock by the Company, or October 11, 2007 (the “Employment Agreement”).
B. The Company and the Executive now desire to amend certain provisions of the Employment Agreement subject to the terms and conditions of this Amendment.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:
Section 1. Amendments to the Employment Agreement.
1.1 Section 1 of the Employment Agreement is deleted in its entirety and replaced with the following:
“Employment Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, beginning on the Effective Date for a term ending on December 31, 2009, subject to earlier termination as provided in Section 6 hereof (such term being herein referred to as the “term of this Agreement”). The Executive agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.”
1.2 Section 4(b) of the Employment Agreement is deleted in its entirety and replaced with the following:
“Cash Bonus. The Executive will be eligible to receive cash bonus compensation from the Company in respect of any fiscal year (or portion thereof) beginning on or after January 1, 2008 occurring during the term of this Agreement at the discretion of the Committee. Determination of the annual performance-based cash bonus is within the sole discretion of the Committee, but in any case shall be based on the satisfaction of objective, reasonable and attainable performance criteria that would be pre-established by the Committee and communicated to the Executive, with a cash bonus target of base salary for applicable calendar years as follows: Calendar Year 2008 — 40%; Calendar Year 2009 — 50%. Cash bonuses shall be paid by April 15 of the calendar year following the year in which they were earned (i.e., calendar year 2008 bonus would be paid by April 15, 2009).”

1.3 Section 5(a)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:
“Contingent on the continued effectiveness and applicability of the SEC Exemptive Relief, for each of calendar years 2008 and 2009, the Executive shall receive annual awards of Restricted Stock attributable to service during each of 2008 and 2009 with a preliminary value, on the date of the award, equal to 50% of annual base salary for the then current fiscal year, subject to the Committee’s discretion based on the satisfaction of objective, reasonable and attainable performance criteria as pre-established by the Committee and communicated to the Executive. The actual number of shares of Restricted Stock awarded pursuant to an award shall be calculated by dividing the preliminary value of such award as determined above by the greater of (A) the last reported sale price of the Company’s common stock on the Nasdaq Global Select Market on the date of such award and (B) the last determined net asset value per share of the Company. The annual Restricted Stock awards shall be issued by July 15 of the calendar year following the year in which they were earned (i.e., calendar year 2009 award would be issued by July 15, 2010).”
1.4 Section 18 of the Employment Agreement is deleted in its entirety and replaced with the following:
“Survival. The provisions of Sections 4(b), 5(a) and 6 through 21 shall survive termination of this Agreement, and the provisions of Sections 6 through 21 shall also survive the employment relationship of the Company and the Executive.”
Section 2. Continuing Agreement.
From and after the Amendment Date, all references to the Employment Agreement shall refer to the Employment Agreement as amended by this Amendment. Except as affected by this Amendment, the Employment Agreement is unchanged and continues in full force and effect.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date.

Main Street Capital Corporation
By:	/s/ Vincent D. Foster
Chief Executive Officer

/s/ David L. Magdol
David L. Magdol

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